UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April  6, 2009

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04  --  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement.

On April 13, 2009, The Quercus Trust (“Quercus”), the holder of our 10% Convertible Promissory Note due September 30, 2013 in the principal amount of $2,000,000 (the “Note”) delivered notice of acceleration and a demand for payment of all amounts due under the Note as a result of the alleged occurrence of events of default under the Note.  Quercus asserted in the notice that such events of default include the failure to make an interest payment due December 31, 2008 and the determination by Quercus that certain representations, warranties or other statements made or furnished to Quercus in connection with the issuance of the Note were materially false and misleading when made or furnished.  Although the December 31, 2008 interest payment was late, we have paid all interest due under the Note by the issuance of shares of our Common Stock in lieu of cash payment in accordance with the terms of the Note, and we dispute the assertion by Quercus that any representations, warranties or other statements made or furnished by us to Quercus in connection with the issuance of the Note were materially false or misleading.

Item 7.01 -- Regulation FD Disclosure.

On April 27, 2009, Quercus filed with the Securities and Exchange Commission Amendment No. 2 (“Amendment No. 2”) to the statement on Schedule 13D relating to our Common Stock filed by Quercus on December 31, 2007.  In Amendment No. 2, Quercus discloses that it has proposed changes in the composition of our Board of Directors (the "Board").  We have reviewed the proposal submitted by Quercus and have proposed an alternative arrangement to Quercus.  We believe that the Board has exercised appropriate oversight and continues to monitor management’s execution of our business plan.

Under the Quercus proposal, the number of Directors constituting the Board would be set at seven; Quercus would have the right, acting alone, to designate three of the seven Directors and the remaining four Directors would be selected by the holders of our Common Stock.  Quercus would require, however, that two of the four Directors selected by the holders of our Common Stock be individuals designated by Quercus:  Alexander G. Fassbender, our Executive Vice President and Chief Technology Officer and a current member of the Board, and James Wood, the President and Chief Executive Officer of Babcock Power, Inc., our joint venture partner in Babcock Thermo Carbon Capture LLC.  The Board continuously seeks qualified individuals to serve as Directors and considers Mr. Wood as a strong candidate to add to the Board, assuming Mr. Wood would agree to do so.

The Board has conveyed to Quercus its willingness to permit Quercus to designate three Directors to serve on the Board, provided Quercus makes an additional $5,000,000 investment in the Company on substantially the terms set forth in the Securities Purchase Agreement, dated September 15, 2008, between Quercus and the Company (the “2008 Agreement”) and settle all outstanding disputes between the Company and Quercus.  Quercus has advised us that it is unwilling at this time to pursue discussions regarding such an arrangement.

The specific "changes in the composition of the board of directors" proposed by Quercus were rejected by the Board in that they would have given Quercus the final decision in selecting five of seven Directors and would have resulted in the ceding of control of our Company to Quercus by depriving the holders of our Common Stock of the ability to elect a majority of the Board.  Other demands by Quercus in their proposal not delineated in Amendment No. 2, including a reduction in the conversion price of the Note  and the issuance to Quercus of additional shares of our Common Stock in order to effect a retroactive reduction in the price per share paid by Quercus for the shares of our Common Stock issued to Quercus pursuant to the Securities Purchase Agreement, dated December 18, 2007, between Quercus and the Company (the “2007 Agreement”), were also rejected by the Board.

On April 6, 2009, Quercus brought an action in the Delaware Chancery Court against the Company (the “Delaware Complaint”) to enforce the provisions of the 2007 Agreement. The Delaware Complaint seeks specific enforcement of the Company’s “shelf” registration obligation with respect to the shares of Common Stock issued or issuable to Quercus pursuant to the 2007 Agreement and the payment of liquidated damages for the failure to register such shares.

On April 29, 2009, Quercus brought an action in the United States District Court for the Eastern District of Arkansas against the Company (the “Arkansas Complaint”) to enforce the provisions of the 2008 Agreement, pursuant to which the Note referred to in Item 2.04, above, was issued.  The Arkansas Complaint alleges that, as a result of the events of default identified in Item 2.04, above, the Note is now due and payable and seeks judgment in the amount of the Note (plus costs of collection).  The Arkansas Complaint also alleges that we have breached our “shelf” registration obligation with respect to the shares of our Common Stock issuable upon conversion of the Note or upon exercise of the warrant issued to Quercus pursuant to the 2008 Agreement and seeks liquidated damages for the failure to register such shares.

We intend to defend the claims in the Delaware Complaint and the Arkansas Complaint vigorously.

Quercus is a trust for the benefit of the family of David Gelbaum; Mr. Gelbaum and Monica Chavez Gelbaum are the trustees of Quercus.  Mr. Gelbaum served as a Director of the Company from September 10, 2008 until his resignation on January 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ThermoEnergy Corporation
(Registrant)

Date: May 5, 2009	By:	/s/ Andrew T. Melton
Name: Andrew T. Melton
Title: Executive Vice President and Chief Financial Officer